                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(E)(2)

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              HARTFORD LIFE, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

HARTFORD LIFE, INC.

1999 Notice of Annual Meeting and Proxy Statement

                March 31, 1999

                Dear Shareholder:

                I am pleased to invite you to attend the 1999 annual meeting of shareholders of Hartford Life, Inc. to be held at 1:00 p.m. on Thursday, May 20, 1999 at The Wadsworth Atheneum in Hartford, Connecticut. We hope that you will participate in the annual meeting either by attending and voting in person or by voting by proxy as promptly as possible. Your vote is important.

                The accompanying notice of annual meeting and proxy statement provide information about the matters to be acted upon by Hartford Life's shareholders. The proxy statement also contains information about the role and responsibilities of the Board of Directors and the committees of the Board and provides important information about each nominee for election as a director.

                Sincerely yours,

                /s/ Ramani Ayer

                Ramani Ayer

                Chairman of the Board

                              HARTFORD LIFE, INC.

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

  The annual meeting of the shareholders (the "Annual Meeting") of Hartford Life, Inc. (the "Company") will be held on Thursday, May 20, 1999 at 1:00 p.m. at The Wadsworth Atheneum, 600 Main Street, Hartford, Connecticut, for the following purposes:

  1. to elect three nominees to the Board of Directors to hold office until the 2002 annual meeting of shareholders and until their successors are elected and qualified;

  2. to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

  3. to act upon such other matters as may properly come before the Annual Meeting.

  Only shareholders of record at the close of business on March 22, 1999 are entitled to notice of, and to vote at, the Annual Meeting.

                                          Amy Gallent

                                          /s/ AMY GALLENT
                                          Vice President and Corporate
                                           Secretary

March 31, 1999

                              HARTFORD LIFE, INC.
                             200 Hopmeadow Street
                              Simsbury, CT 06089

                               ----------------

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                                 May 20, 1999

                               ----------------

                              GENERAL INFORMATION

  The accompanying proxy is solicited by the Board of Directors of Hartford Life, Inc. (the "Company" or "Hartford Life") in connection with the annual meeting of shareholders of the Company to be held on Thursday, May 20, 1999 at 1:00 p.m. at The Wadsworth Atheneum, 600 Main Street, Hartford, Connecticut, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement and the accompanying proxy card are first being sent to shareholders on or about March 31, 1999.

Voting Rights

  Only shareholders of record as of March 22, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of February 26, 1999, there were 25,928,071 shares of Class A common stock ("Class A Common Stock") outstanding and 114,000,000 shares of Class B common stock ("Class B Common Stock") outstanding (the Class A Common Stock and the Class B Common Stock are collectively referred to as the "Common Stock"). All of the outstanding shares of Class B Common Stock are held by Hartford Accident & Indemnity Company ("Hartford A&I"), an indirect wholly-owned subsidiary of The Hartford Financial Services Group, Inc. ("The Hartford"). Each shareholder of the Class A Common Stock is entitled to one vote per share, and each shareholder of the Class B Common Stock is entitled to five votes per share, on all matters voted upon at the Annual Meeting. Shareholders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters, except as otherwise required by law.

Voting By Proxy

  In General. Subject to the limitations described below, shareholders may vote by proxy by (i) using the accompanying proxy card, (ii) voting by telephone, or (iii) voting electronically through the internet. When voting using any of these methods, as to the election of directors, you may (a) vote for all of the director nominees as a group except those nominees whose names you specify, or (b) withhold your vote from all nominees as a group. As to each other item, you may vote "for" or "against" the item or "abstain" from voting. If you properly vote by proxy by any of these methods as described below but do not specify any choices, you will thereby confer authority upon the persons named as proxies to vote your shares in their discretion. A proxy also confers discretionary authority on these individuals to vote your shares of Class A Common Stock on (1) any matter that was not known on the date of this Proxy Statement but is presented at the Annual Meeting, including voting on the nomination or election of any person not identified in this Proxy Statement as a nominee for election as a director; and (2) any shareholder proposal that has been omitted from this Proxy Statement pursuant to the proxy regulations of the Securities and Exchange Commission ("SEC") but is presented at the Annual Meeting.

  You may revoke your proxy at any time before it is exercised by giving written notice thereof to the Secretary of the Company, by submitting a subsequently dated and properly completed proxy, or by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not, by itself, revoke your proxy.

  Voting By Proxy Card. Any shareholder, including any employee who owns Class A Common Stock through Company stock plans, may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares of Class A Common Stock represented by the proxy will be voted as you specify on the proxy card.

  Voting By Telephone Or Through The Internet. If you are a registered shareholder (that is, you own Class A Common Stock in your own name and not through a broker, nominee or in some other "street name" capacity), or if you own Class A Common Stock through Company stock plans, you may vote by proxy by using the telephone or internet method of voting (please see the accompanying proxy card for instructions on how to access the telephone and internet voting systems). If you hold shares of Class A Common Stock in "street name," your broker or other nominee will advise you whether you may vote by telephone or through the internet.

  Voting Shares Held in Company Stock Plans. Shares of Class A Common Stock held in the Hartford Investment and Savings Plan ("ISP") and in the Company's Deferred Restricted Stock Unit Plan ("Stock Unit Plan") are held of record and are voted by the trustees of the ISP and the Stock Unit Plan, respectively. Shares of Class A Common Stock held in the Company's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Dean Witter Trust Company ("Dean Witter"), and are voted by Dean Witter. Participants in the ISP, the Stock Unit Plan and the ESPP may direct the trustees and Dean Witter as to how to vote shares allocated to their ISP, Stock Unit Plan and ESPP accounts by voting by proxy using any of the three methods described above. The ISP and Stock Unit Plan trustees will vote shares as to which they have not received direction in accordance with the terms of the ISP and the Stock Unit Plan. To the extent that Dean Witter does not receive voting directions from ESPP participants, it may vote such shares in its capacity as a broker.

  Your vote is important and the Board of Directors urges you to exercise your right to vote. Whether or not you plan to attend the Annual Meeting, you can assure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card.

                                    ITEM 1
                             ELECTION OF DIRECTORS

  The Company's restated certificate of incorporation provides for a classified Board of Directors whose members are divided into three classes, with each class being as nearly equal in number as possible. At each annual meeting of shareholders, nominees are elected as directors to a class with a term of office that expires at the annual meeting of shareholders held three years thereafter, and until their successors are elected and qualified. The Board of Directors currently consists of eleven members, classified as set forth below.

  The terms of office of Gail Deegan, Lowndes A. Smith and DeRoy C. Thomas expire at the Annual Meeting. With the exception of DeRoy C. Thomas, who will retire and will not stand for reelection, each of such persons has been nominated for reelection as a director to the class whose term of office will expire at the annual meeting to be held in 2002, and until their successors are elected and qualified. In addition, Robert W. Selander has been nominated for election as a director in this class to fill the vacancy created by Mr. Thomas' retirement. Ramani Ayer, Donald R. Frahm, H. Patrick Swygert and Robert E. Patricelli are members of the class of directors whose terms will expire at the annual meeting to be held in 2000, and Paul G. Kirk, Jr., Thomas
M. Marra, Gordon I. Ulmer and David K. Zwiener are members of the class of directors whose terms expire at the annual meeting to be held in 2001. Thomas
M. Marra was elected a director by the Board of Directors effective December 17, 1998.

  Unless there is a contrary indication, shares of Class A Common Stock represented by valid proxies will be voted for the election of all nominees. The Board has no reason to believe that any nominee will be unable to serve as a director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of directors to eliminate the vacancy.

  Set forth below is certain information about each director and nominee for election as a director, including information regarding his or her background for at least the past five years.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AS
                                   DIRECTORS

Nominees For Election At The Annual Meeting

            GAIL DEEGAN

              Ms. Deegan, 52, has served as a director since 1997. She has been Executive Vice President and Chief Financial Officer of Houghton Mifflin Company, a publishing company, since 1996. Prior to that, Ms. Deegan was Senior Vice President--Regulatory and Government Affairs of NYNEX. From 1991 to 1994, she was Vice President and Chief Financial Officer of New England Telephone Company. From 1978 to 1988, Ms. Deegan held various positions of increasing responsibility at Eastern Enterprises (formerly Eastern Gas & Fuel Associates), located in Weston, Massachusetts, where she served as Senior Vice President, Chief Financial Officer and Treasurer from 1988 to 1990.

  (ART)


            LOWNDES A. SMITH

              Mr. Smith, 59, became President and Chief Executive Officer of the Company in connection with the Company's initial public offering of Class A Common Stock that was completed in May 1997 (the "Hartford Life IPO"), and became Vice Chairman of The Hartford on February 1, 1997. Effective December 1, 1998, Mr. Smith also became responsible for the International Operations of The Hartford. He also served as an Executive Vice President of The Hartford since the ITT Corporation spin-off in December 1995, a transaction in which The Hartford became a separate public company from ITT Corporation (the "ITT Spin-Off"), until his appointment as Vice Chairman. He has also served as President and Chief Operating Officer of The Hartford's life insurance companies since 1989. Prior to that time, he served as Senior Vice President and Group Controller for all companies owned or operated by The Hartford. Mr. Smith joined The Hartford in 1968 as a member of the corporate accounting department. In 1972 he was appointed the Secretary and Director of corporate accounting. He was elected Assistant Vice President in 1974, and he was named Controller in 1977. Mr. Smith is a director of the Connecticut Children's Medical Center, the American Council of Life Insurance, and a director emeritus of the Connecticut Business and Industry Association.

  (ART)


            ROBERT W. SELANDER

              Mr. Selander, 48, has been nominated for election as a director at this meeting. Since May 1997, he has served as the President and Chief Executive Officer of MasterCard International. For the three year period prior to this, Mr. Selander was an Executive Vice President of MasterCard International and President of MasterCard's Europe, Middle East/Africa and Canada regions. Before joining MasterCard, he served for over twenty years in positions of increasing responsibility at Citicorp/Citibank, N.A., including having served as director of Global Retail Strategy and director of the bank's Diners Club International credit card business in the United States, Canada, United Kingdom, Germany and Benelux. Mr. Selander is a member of the Board of Directors of The Hartford. He is a graduate of Cornell University and has a master's degree in business from Harvard University.

  (ART)

Directors In Classes Continuing In Office

            RAMANI AYER

              Mr. Ayer, 51, has been Chairman of the Company since 1997, and became Chairman, President and Chief Executive Officer of The Hartford on February 1, 1997. Prior to that, he served as an Executive Vice President of The Hartford from the ITT Spin-Off in December 1995 until February 1997. Mr. Ayer has been President and Chief Operating Officer of Hartford Fire Insurance Company ("Hartford Fire"), The Hartford's principal property and casualty insurance subsidiary, since 1991 and previously served as Executive Vice President of Hartford Fire from 1990 to April 1991 and Senior Vice President from 1989 to 1990. Mr. Ayer joined The Hartford in 1973 as a member of the operations research department. During his career, he has been Director of corporate reinsurance, Vice President of HartRe, The Hartford's reinsurance subsidiary, and President of Hartford Specialty Company. He is Vice Chairman of the American Insurance Association, a member of the Listed Company Advisory Committee to the New York Stock Exchange Board of Directors, and serves on the Boards of the American Institute for CPCU/IIA, and the Insurance Information Institute. Mr. Ayer is a director of Hartford Hospital, the Greater Hartford Chamber of Commerce, and is a trustee of the Mark Twain House in Hartford, Connecticut. He is also a member of the Business Roundtable.

  (ART)


            DONALD R. FRAHM

              Mr. Frahm, 67, has served as a director of the Company since
            1997, and served as Chairman, President and Chief Executive Officer of The Hartford from April 1988 until his retirement on January 31, 1997. He has been a director of The Hartford since 1985. Mr. Frahm is a director of Hartford Hospital, the University of Hartford and the Greater Hartford Chamber of Commerce. He is also a corporator of Connecticut Children's Medical Center.

  (ART)


            PAUL G. KIRK, JR.

              Mr. Kirk, 61, has served on the Board of Directors since 1997.
            He became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of counsel to the firm. Mr. Kirk served as Chairman of the Democratic Party of the United States from 1985 to 1989 and as Treasurer from 1983 to 1985. Following his resignation in 1989 as Chairman of the Democratic Party of the United States, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of The Hartford and Kirk & Associates, Inc. of which he also is Chairman and Treasurer. He is also a director of Bradley Real Estate, Inc. and Rayonier, Inc. Mr. Kirk is Co-chairman of the Commission on Presidential Debates, Chairman of the John F. Kennedy Library Foundation Board of Directors, Chairman of the Board of Directors of the National Democratic Institute for International Affairs, and a trustee of Stonehill College and St. Sebastian's School. He is a graduate of Harvard College and Harvard Law School.

  (ART)


            THOMAS M. MARRA

              Mr. Marra, 40, was elected a director of the Company effective
            December 17, 1998. He has been Executive Vice President since 1996, and is currently Director of the Investment Products Division. He also oversees the Individual Life division. He was previously Director of the Individual Life and Annuities Division of the Company. Mr. Marra joined Hartford Life in 1980 as an associate actuary. He held positions of increasing responsibility and in 1991 was named Vice President and Director of Individual Annuities. He was elected Senior Vice President in 1994. He is a past Chairman of the National Association of Variable Annuities. He also is a Fellow of the Society of Actuaries.

  (ART)

            ROBERT E. PATRICELLI

              Mr. Patricelli, 59, has been a director of the Company since
            1997. Since 1997 he has been Chairman and Chief Executive Officer of Women's Health USA, Inc., a health care services company. Prior to that, he was the founder and Chairman, President and Chief Executive Officer of Value Health, Inc., a provider of specialty managed care and health care information services, from 1987 to 1997. From 1983 to 1987, Mr. Patricelli was Executive Vice President of Cigna Corp. and President of its affiliated businesses group. He is a director of Northeast Utilities, Curagen Corporation, the Connecticut Business and Industry Association, Wesleyan University and The Bushnell. Mr. Patricelli also held various positions in the federal government, starting as a White House Fellow in 1965, and serving as a minority counsel to a U. S. Senate subcommittee, Deputy Undersecretary of the Department of Health, Education and Welfare, and Administrator of the Urban Mass Transportation Administration. He is a graduate of Wesleyan University and Harvard Law School, and was a Fulbright Scholar at the University of Paris.

  (ART)


            H. PATRICK SWYGERT

              Mr. Swygert, 56, has been a director since 1997. He has been
            President of Howard University, Washington, D.C., since August 1995. Prior to that, he was President of the University at Albany, State University of New York, since 1990. Mr. Swygert received his undergraduate and law degrees from Howard University, has been a visiting professor and lecturer abroad and is the author of numerous articles and publications on higher education and the law. He is a member of the Board of Directors of The Hartford and The Victory Funds, Cleveland, Ohio. Mr. Swygert is immediate past Chairman of the Washington, D.C. Area Consortium of Colleges and Universities and currently serves as Chairman of the Community-Business Partnership of the Greater Washington Board of Trade.

  (ART)


            GORDON I. ULMER

              Mr. Ulmer, 66, has been a director since 1997. He is former
            Chairman and Chief Executive Officer of the former Connecticut Bank and Trust Company ("CBT") and retired President of the former Bank of New England Corporation, the former holding company of CBT ("BNEC"). He joined CBT in 1957 and held numerous positions before being elected President and a director in 1980 and Chairman and Chief Executive Officer in 1985. In 1988 he was elected President of BNEC, and retired as President in December 1990. Mr. Ulmer also serves as a director of The Hartford, Rayonier, Inc., and the Old State House Association. He is a graduate of Middlebury College, the American Institute of Banking and Harvard Business School Advanced Management Program and attended New York University's Graduate School of Engineering.

  (ART)


            DAVID K. ZWIENER

              Mr. Zwiener, 44, has been a director since 1997. He has been
            Executive Vice President and Chief Financial Officer of The Hartford since August 1995, and has also served on The Hartford's Board of Directors since 1997. He previously served as Executive Vice President and Chief Financial Officer of ITT Financial Corporation from March 1993 until February 1995. From November 1987 to February 1993, Mr. Zwiener served as Senior Vice President and Treasurer, and Executive Vice President--Capital Markets Division, of Heller International Corporation.

  (ART)

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board reviews significant developments affecting the Company and acts on matters requiring Board approval. During 1998, the Board held five meetings. The standing committees of the Board are the Audit, Compensation and Personnel, and Nominating committees. Each committee is comprised solely of directors who are not officers of, or otherwise employed by, the Company or any of its subsidiaries, except for the Nominating Committee which is comprised of all directors. Set forth below is a description of the duties of each committee and its members.

  The Audit Committee recommends the selection of independent auditors for the Company, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies, and reviews the fees paid to the Company's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Company and the annual report on Form 10-K that is filed with the SEC. It also reviews the expense accounts of senior executives. The members of the Audit Committee are Ms. Deegan and Messrs. Kirk, Patricelli and Thomas (Chairman). During 1998, the Committee held two meetings.

  The Compensation and Personnel Committee evaluates senior management performance and establishes executive compensation policies. Messrs. Frahm, Swygert and Ulmer (Chairman) are the members of the Committee. The Committee held four meetings during 1998.

  The Nominating Committee makes recommendations concerning the organization, size and composition of the Board and its committees, proposes nominees for election to the Board and its committees and considers the qualifications, compensation and retirement of directors. All members of the Board of Directors serve on the Nominating Committee. During 1998, the Committee held one meeting. The Nominating Committee will consider nominations of persons for election as directors that are submitted by shareholders in writing in accordance with certain procedural and advance notice requirements set forth in the Company's bylaws.

  In 1998, no director failed to attend at least seventy-five percent of all meetings of the Board of Directors and of the committees of which he or she was a member.

Directors' Compensation

  Standard Fees. Members of the Board of Directors who are employees of the Company or its subsidiaries or The Hartford or its subsidiaries are not compensated for service on the Board or any of its committees. Compensation for non-employee directors currently consists of an annual retainer fee of $20,000 payable solely in restricted shares of Class A Common Stock pursuant to the 1997 Hartford Life Restricted Stock Plan for Non-Employee Directors (the "Non-Employee Directors Plan") described below, a $1,000 fee for each meeting of the Board attended and a $1,000 fee for each committee meeting attended. Directors are also reimbursed for travel and related expenses incurred on behalf of the Company.

  Restricted Stock Plan for Non-Employee Directors. Under the Non-Employee Directors Plan, non-employee directors receive grants of shares of restricted Class A Common Stock as payment for their annual retainer fee. Restricted stock grants are made automatically on the date of each annual meeting of shareholders to each non-employee director elected at, or continuing in office following, the annual meeting. The number of shares of restricted stock is determined by dividing the annual retainer for the year of the award by the fair market value of the Class A Common Stock as reported on the New York Stock Exchange (the "NYSE") as of the date of the award.

  Non-employee directors receiving restricted stock may not sell, assign or otherwise dispose of the stock until the restriction period ends. The restriction period ends upon the earliest to occur of: (i) five years after the grant date, (ii) retirement at age seventy-two, (iii) a "change of control" (as defined in the plan) of the Company or The Hartford, (iv) death, (v) disability, or (vi) resignation under certain circumstances, as set forth in the plan. If a non-employee director resigns other than under such circumstances before the restriction period ends, he or she will forfeit his or her restricted shares.

  Insurance. The Company provides non-employee directors with $100,000 of group life insurance coverage and $750,000 of accidental death and dismemberment and permanent total disability coverage while they are serving on the Board. Non-employee directors may purchase additional benefits under these policies.

              REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE
                           ON EXECUTIVE COMPENSATION

  This report sets forth the executive compensation policies of the Compensation and Personnel Committee (the "Committee") of the Company's Board of Directors and discusses the 1998 compensation of the Company's Chief Executive Officer and certain other executive officers. Following this report is a Summary Compensation Table that sets forth all 1998 compensation earned by, and awarded or paid to, Lowndes A. Smith, who served as President and Chief Executive Officer during 1998, and the other Named Executives (defined below) included in that table. Other tables following this report provide information on stock option and other long-term performance grants, and a performance graph compares the cumulative total return on the Class A Common Stock to the cumulative total returns of the S&P 500 Index and an index consisting of peer insurance companies.

Committee Role in Overseeing Executive Compensation Policy

  A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executives, including its senior executive officers ("Senior Executives"). In this capacity, the Committee is dedicated to ensuring that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short-term and long-term business objectives.

  There are several principles that guide the Committee in its decision-making capacity. The Committee:

  . Adheres to a pay-for-performance philosophy, ensuring that aggregate compensation levels paid to Senior Executives reflect the extent to which the Company's key operating goals are fulfilled.

  . Reinforces the central importance of shareholder value creation by relying heavily on compensation programs that deliver value to Senior Executives only when shareholders realize corresponding gains.

  . Encourages the acquisition of Class A Common Stock by Senior Executives with the objective of strengthening the common interests of management and shareholders, thereby promoting the maximization of shareholder value.

  . Establishes Senior Executive compensation levels in relation to the pay rates that are offered at companies with which the Company competes for senior management talent.

  . Maintains a total compensation perspective on Senior Executive pay in judging the appropriateness of rewards for the Company's Senior Executives.

Description of Executive Compensation Policies

  The compensation program of the Company's Senior Executives is characterized by base salary levels that are targeted somewhat below market rates, a heavy emphasis on performance-based, variable compensation, which, when combined with base salary, provides above market total compensation for successful performance, and commitment to promote enhanced share ownership among Senior Executives. Consistent with the shareholder value orientation of this program, the Committee has authorized guidelines for Senior Executive share ownership which should serve to further align the interests of management and investors. The guidelines provide that within a five-year period from the year of hire Senior Executives should attain an investment position in the Company's stock that is equal to two or three times their base salary, depending on the position of the Senior Executive. The Committee believes that this compensation program will effectively catalyze Senior Executive activities in support of the Company's goal achievement and appropriately recognize the contributions of every Senior Executive.

  It is the Company's policy to target Senior Executive compensation levels in relation to pay rates that are typical at organizations with which the Company competes for senior management talent. For corporate Senior Executives, the competitive market generally includes other leading insurance and financial services companies, although general industry practices are also considered when reviewing pay for certain Senior Executives whose functional responsibilities are not exclusively insurance or financial services related. For line of business Senior Executives, pay is in line with practices that are common at leading insurance companies, as well as other financial institutions that offer competing insurance and financial products.

  Consistent with the Company's pay-for-performance orientation, Senior Executive base salaries are targeted at levels that represent ninety percent of prevailing market rates. Total compensation is designed to reach 120 percent of market norms, but only when the Company's challenging performance goals are fully achieved. Actual compensation levels may lead or lag these goals, but the terms of the compensation program ensure such variances depend principally on the Company's stock price appreciation and demonstrated operating success.

  The principal elements of the compensation program are: a base salary tied to individual value added; an annual incentive opportunity dependent on operating results and promoting Senior Executive share ownership; and stock options and long-term compensation tied to earnings growth and stock price appreciation. Each of these elements is discussed below.

1998 Compensation

 1998 Base Salary

  The Company's compensation policy is to pay base salaries for Senior Executives at levels that represent ninety percent of the median salaries paid by organizations with which the Company competes for senior executive talent. Total compensation, comprised of base and variable pay, can achieve 120 percent of the market norm when performance goals are fully met. In assessing a Senior Executive's salary level each year, the Committee's principal consideration is the Senior Executive's performance on the job, including his or her demonstrated contributions to the Company's goal achievement. In considering salary actions, the Committee also reviews internal compensation equity and the Senior Executive's level of responsibility, experience, and expertise.

  Effective February 1, 1998, the Committee approved salary increases of $100,000, $125,000, $15,000, and $15,000 for Messrs. Smith, Marra,
Znamierowski and Boyko, respectively. These increases reflected competing pay practices at other peer corporations. In addition, Mr. Smith has an employment agreement with the Company and The Hartford that provides for an annual base salary, as described below under the heading "Employment Agreement and Severance Plans."

 1998 Variable Compensation

  Variable compensation reinforces the Company's pay-for-performance philosophy and is a key element to the overall compensation program. Variable compensation includes annual and long-term incentive compensation opportunities. Annual incentive compensation is designed to deliver about twenty-five percent of variable compensation, while long-term incentives are designed to deliver the remaining seventy-five percent. All variable compensation programs also facilitate Senior Executives' acquisition of the Company's stock thereby promoting a coordination of interest between management and shareholders.

 Annual Incentives

  Each year, the Committee will review management's suggestions for performance goals, the achievement of which will enhance the Company's value. The Committee will also review and approve, with respect to each

Senior Executive, annual incentive payment levels payable in the event performance goals are fully achieved. Actual annual incentive payments vary with performance relative to such goals. Better performance generates larger awards; lesser results yield smaller awards.

  Ordinarily, corporate or staff Senior Executives earn annual incentives based on corporate and individual performance. Incentives for line of business Senior Executives may relate to corporate, line of business and individual performance. On occasion, the Committee may approve management's recommendation for customized annual incentive arrangements where they are appropriate to address competitive market requirements or business needs.

  For 1998, the amounts of annual incentive awards were based on financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1998, the performance goals for Mr. Smith were Hartford Life core earnings growth and Hartford Life return on equity. The performance goals for Messrs. Marra and Ginnetti included division net income, operating income, return on equity, market share, and sales and/or growth compared to budget. The performance goals for Mr. Znamierowski included operating income, portfolio returns, project execution and business support. The performance goals for Mr. Boyko included Hartford Life and Life International net income and return on equity.

  For 1998, based on these goals, the Committee awarded an annual incentive of $946,750, $787,900, $267,225, $211,794 and $145,244 to Messrs. Smith, Marra,
Ginnetti, Znamierowski and Boyko, respectively.

  Consistent with the Company's interest in promoting a strong alignment between management and shareholder interests, Senior Executives may elect to forego receiving up to half their annual incentives in exchange for the right to receive shares of Class A Common Stock ("Stock Units") under the 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan. Receipt of actual shares of Class A Common Stock is deferred during a three-year restriction period applicable to the Stock Units. Senior Executives who elect to convert a portion of their annual incentive payments to Stock Units are rewarded with additional Stock Units equal to ten percent of the amount converted, and actual shares relating to these incremental Stock Units also will be deferred as to receipt and restricted for a period of three years.

 Stock Options

  For 1998, the Committee provided eligibility to executives and key employees for grants of stock options under the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Incentive Stock Plan"). Stock options provide executives with the opportunity to acquire an equity interest in the Company and to participate in the creation of shareholder value as reflected in growth in the price of the Company's stock. The option exercise price equals 100 percent of the fair market value of the Class A Common Stock on the date of option grant, thereby ensuring that plan participants will derive benefits only as shareholders realize corresponding gains. To ensure a long-term perspective, options have a maximum term of ten years and two days.

  The Committee believes that the practice of granting stock options annually reinforces the Company's policy of encouraging stock ownership by executives in support of building shareholder value. Furthermore, options provide value to Senior Executives only when shareholders realize positive returns on their investment in the Company. In this way, stock option grants reward Senior Executives only in conjunction with value creation for shareholders.

  On February 19, 1998, options to purchase an aggregate of 138,550 shares of Class A Common Stock were granted under the Incentive Stock Plan to Messrs. Smith, Marra, Ginnetti, Znamierowski and Boyko at an exercise price of $43.94 per share (the closing price of a share of Class A Common Stock on the NYSE on February 19, 1998). The option granted to Mr. Smith represented 60 percent of the target award value determined appropriate by the Committee. Also on February 19, 1998, the Compensation and Personnel Committee of The Board of Directors of The Hartford (the "Hartford Committee") granted to Mr. Smith an option to purchase 39,000 shares of common stock of The Hartford ("Hartford Common Stock") under The Hartford 1995

Incentive Stock Plan at an exercise price of $46.315 per share, which was the closing price of a share of Hartford Common Stock on the NYSE on February 19, 1998. (The number of shares granted and the exercise price per share were adjusted to reflect the two-for-one stock split that occurred with respect to Hartford Common Stock on July 15, 1998.) This option represented the remaining 40 percent of the target award value determined appropriate for Mr. Smith.

  On October 14, 1998, options to purchase an aggregate of 164,358 shares of Class A Common Stock were granted under the Incentive Stock Plan to Messrs. Smith, Marra, Znamierowski and Boyko at an exercise price of $41.0625 per share. The option granted to Mr. Smith represented 60 percent of the target award value determined appropriate by the Committee. Also on October 14, 1998, the Hartford Committee granted Mr. Smith an option to purchase 49,574 shares of Hartford Common Stock under The Hartford 1995 Incentive Stock Plan at an exercise price of $45.50 per share (the closing price of a share of Hartford Common Stock on the NYSE on October 14, 1998). This option represented the remaining 40 percent of the target award value determined appropriate for Mr. Smith.

  To further align the interests of Senior Executives and shareholders, the options granted to Messrs. Smith, Marra and Ginnetti on February 19, 1998, and the options granted to Messrs. Smith and Marra on October 14, 1998, included a performance-based provision that would allow the options to become exercisable upon the earlier to occur of (i) the closing price of the stock subject to the option on the NYSE equaling or exceeding 125 percent of the option exercise price for a period of at least ten consecutive trading days, or (ii) seven years from the date of option grant. The foregoing options granted on February 19, 1998 became exercisable on July 13, 1998, when the closing price of the Class A Common Stock on the NYSE remained at or above $54.925 per share (being 125 percent of the $43.94 grant price) for at least ten consecutive trading days. The foregoing options granted on October 14, 1998 became exercisable on December 1, 1998, when the closing price of the Class A Common Stock on the NYSE remained at or above $51.3281 per share (being 125 percent of the $41.0625 grant price) for at least ten consecutive trading days. The options to purchase Hartford Common Stock granted to Mr. Smith on February 19, 1998 and October 14, 1998, also included a performance-based provision that allowed the options to become exercisable on the earlier to occur of (i) the closing price of Hartford Common Stock equaling or exceeding 125 percent of the exercise price for a period of at least ten consecutive trading days, or (ii) seven years from the date of option grant. The foregoing options granted on February 19, 1998 became exercisable on July 17, 1998, when the closing price of Hartford Common Stock on the NYSE remained at or above $57.8938 per share (being 125 percent of the $46.315 grant price) for at least ten consecutive trading days. All other options, including those granted to other Senior Executives, become exercisable at the cumulative rate of one-third per year for the first three years from the date of grant.

  Further information regarding option grants for the named Senior Executives during 1998 is included in the option tables following this report.

 1998 Long-Term Performance Program

  Senior Executives and other executives received the opportunity to earn shares of Class A Common Stock contingent on the Company achieving certain performance objectives over a three-year period. Under the terms of these awards made in 1998, there are two equally weighted performance objectives measured over the 1998-2000 period: (i) core earnings per share and (ii) total shareholder return (stock price appreciation and dividends reinvested) relative to the returns generated by an index of the Company's competitors. Target level core earnings per share coupled with a total shareholder return equal to the average of the peer group will result in the awarding of a target number of shares. Better performance (up to a maximum of 150 percent of each of the performance measures) will yield a larger payout, up to a maximum combined payout of 200 percent; poorer performance (to a minimum of 75 percent of each of the performance measures) will mean proportionally smaller payments. If the minimum threshold is not achieved, no shares will ultimately be awarded.

  During 1998, Messrs. Smith, Marra, Ginnetti, Znamierowski and Boyko were granted performance share awards of 14,710, 12,250, 3,980, 3,100, and 2,690, respectively. The award granted to Mr. Smith represented 60 percent of the target award value determined appropriate by the Committee. Also during 1998, the Hartford Committee granted to Mr. Smith 9,220 performance shares of Hartford Common Stock under The Hartford 1998 Long-Term Performance Plan. This plan is similar to the 1998 Long-Term Performance Plan of the Company, but is based on the business performance of The Hartford over the 1998 through 2000 period. This award represented the remaining 40 percent of the target award value determined appropriate for Mr. Smith. Additional information regarding those awards is included below under "1998 Long-Term Incentive Plan Awards."

  On January 26, 1999, the Hartford Committee approved payments under The Hartford's 1996 Long-Term Performance Plan ("The Hartford 1996 Plan"). In early 1996, before the Hartford Life IPO certain Senior Executives had been granted the opportunity to earn shares of Hartford Common Stock under The Hartford 1996 Plan, which was similar to the 1998 Long-Term Performance Plan of the Company described above, but was based on business results of The Hartford over the 1996 through 1998 period. The combined payout approved by The Hartford Committee under The Hartford 1996 Plan was 162.9 percent of the aggregate of The Hartford core earnings per share and The Hartford total shareholder return over that period. Based on this result, the Hartford Committee approved the distribution of 26,879, 11,729, 8,308, 652 and 1,173 performance shares of Hartford Common Stock to Messrs. Smith Marra, Ginnetti, Znamierowski and Boyko, respectively. These performance shares were payable 50 percent in Hartford Common Stock and 50 percent in cash. Senior Executives were permitted to defer receipt of all or a portion of this amount under The Hartford 1996 Deferred Restricted Stock Unit Plan. This Plan is similar to the 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan described above, except that amounts deferred under the Plan are converted into rights to receive shares of Hartford Common Stock after a period of time selected by the executive.

Compliance with Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers unless the amount of such excess is payable based solely upon the attainment of objective performance criteria. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

Summary

  The Committee is responsible for reviewing, monitoring and approving all compensation decisions affecting Company Senior Executives. The Committee expects that all compensation paid to Senior Executives will be consistent with the Company's interest in providing market competitive compensation opportunities, within the context of a pay-for-performance environment, and in a manner that is supportive of the Company's business mission. The Committee will continue to actively monitor the effectiveness of the Company's Senior Executive compensation plans and assess the appropriateness of Senior Executive pay levels to assure prudent use of Company resources.

The Compensation and Personnel Committee:

  Gordon I. Ulmer, Chairman
  Donald R. Frahm
  H. Patrick Swygert

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Donald R. Frahm, a member of the Compensation and Personnel Committee of the Company's Board of Directors, served as the Chairman, President and Chief Executive Officer of The Hartford, and was an officer of various subsidiaries of The Hartford and the Company, until his retirement on January 31, 1997. Mr. Frahm has abstained from participation in the Compensation and Personnel Committee's consideration of matters involving Section 162(m).

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following table provides information regarding the cash and other compensation of those persons who, during 1998, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers (the "Named Executives"):

                          Summary Compensation Table

                                                         Long-Term Compensation
                                                    --------------------------------------
                               Annual Compensation          Awards                Payouts
                               -------------------- -------------------------    ---------
                                                                   Securities
                                                     Restricted    Underlying      LTIP     All Other
Name and Principal                                  Stock Awards    Options       Payouts  Compensation
Position                  Year Salary ($) Bonus ($)    ($)(1)        (#)(1)       ($)(11)    ($)(12)
------------------        ---- ---------- --------- ------------   ----------    --------- ------------
Lowndes A. Smith........  1998  691,667    946,750         --       129,947(8)   1,423,369    27,285
 President and Chief                                                 88,574(9)
 Executive Officer        1997  593,750    418,400     745,461(2)    65,675(10)        --     24,505
                                                       733,750(3)   237,736(9)
                                                       889,375(4)
                                                        15,500(5)
                          1996  525,000    310,000         --        74,400(9)         --     21,260

Thomas M. Marra.........  1998  489,583    787,900      25,725(6)   115,690(8)     614,274    22,108
 Executive Vice
 President,               1997  372,917    643,125   1,118,207(2)    29,190(10)        --     16,855
 Investment Products and                                21,350(5)    75,000(9)
 Individual Life
 Division                 1996  350,000    610,000         --        32,600(9)         --     16,355

John P. Ginnetti........  1998  375,000    267,225      15,188(6)    15,130(8)     439,948    16,202
 Executive Vice
 President,               1997  375,000    303,750      16,750(5)    18,244(10)        --     16,010
 Asset Management(7)                                                 60,000(9)
                          1996  375,000    335,000         --        23,000(9)         --     16,802

David M. Znamierowski...  1998  233,750    211,794         --        22,040(8)      34,526     8,423
 Vice President,          1997  220,000    238,260         --         6,036(10)        --      7,904
 Investment Strategy      1996  108,830     60,000         --         1,866(9)         --         88

Gregory A. Boyko........  1998  243,750    145,244       2,250(6)    20,395(8)      62,116    11,608
 Senior Vice President,   1997  222,500     90,000       2,250(5)    13,135(10)        --     10,673
 International
 Operations(13)           1996  201,000     90,000         --         3,300(9)         --      9,096

--------
(1) Except as otherwise noted, the number of shares of Hartford Common Stock and the related prices per share set forth in the table and in the footnotes reflect a two-for-one split effected in the form of a 100% stock dividend on July 15, 1998.
(2) Represents the market value of 23,205 and 34,808 restricted shares of Class A Common Stock granted to Messrs. Smith and Marra, respectively, on May 22, 1997 based on the closing price of the Class A Common Stock on the NYSE of $32.125 per share on that date. The 23,205 restricted shares of Class A Common Stock were granted to Mr. Smith in replacement of and as substitutes for 10,000 (pre-split) restricted shares of Hartford Common Stock that had been granted to Mr. Smith on February 1, 1997. The market value of such shares was $1,351,691 and $2,027,566 for Messrs. Smith and Marra, respectively, on December 31, 1998 based on the NYSE closing price of $58.25 per share on that date. Dividends are paid on the shares of restricted Class A Common Stock in cash, in the same amount and to the same extent as dividends are paid on shares of Class A Common Stock held by all shareholders.
(3) Represents the market value of 20,000 restricted shares of Hartford Common Stock granted to Mr. Smith on February 1, 1997 based on the closing price of Hartford Common Stock on the NYSE of $36.6875 per share on Friday, January 31, 1997. The market value of these shares was $1,097,500 on December 31, 1998 based on the NYSE closing price of $54.875 per share on that day. Dividends are paid on the shares of restricted Hartford Common Stock in cash, in the same amount and to the same extent as dividends are paid on shares of Hartford Common Stock held by all shareholders of The Hartford.
(4) Represents the market value of 20,000 shares of restricted Hartford Common Stock granted to Mr. Smith on December 17, 1997 based on the closing price of Hartford Common Stock on the NYSE of $44.46875 per share on that day. The market value of these shares was $1,097,500 on December 31, 1998 based on the NYSE closing price of $54.875 per share on that day. This restricted stock grant is subject to the following performance-based vesting: the restrictions on 50% of the shares will lapse on March 1, 2001 only if the closing price of Hartford Common Stock on the NYSE is $61.50 per share or more for at least ten consecutive trading days at any time prior to such date; the restrictions on an additional 25% of such shares will lapse on March 1, 2001 only if the closing price of Hartford Common Stock on the NYSE is $63.00 per share or more for at least ten consecutive trading days at any time prior to such date; and the restrictions on the remaining 25% of such shares will lapse on March 1, 2001 only if the closing price of Hartford Common Stock on the NYSE is $65.00 per share or more for at least ten consecutive trading days at any time prior to such date. Any restricted shares not vested by March 1, 2001 shall be forfeited. Dividends are paid on the restricted shares in cash, in the same amount and to the same extent as dividends are paid on shares of Hartford Common Stock held by all shareholders of The Hartford.
(5) Prior to the Hartford Life IPO, certain executives of the Company were eligible to participate in The Hartford 1996 Deferred Restricted Stock Unit Plan. Under this plan certain executives of the Company elected to forego a certain percentage of 1996 bonus payments that were ultimately awarded in 1997 in exchange for the right to receive shares of Hartford Common Stock ("Hartford Stock Units"). The number of Hartford Stock Units granted to an executive was equal to the amount of the bonus forgone divided by the closing price of Hartford Common Stock on the NYSE on the date of grant of the Stock Units. As an incentive for foregoing the percentage of bonus, participating executives were also granted additional Hartford Stock Units equal to 10% of the Hartford Stock Units ("Hartford Premium Stock Units"). Shares of Hartford Common Stock underlying Hartford Stock Units and Hartford Premium Stock Units may not be received until three years from the date of grant but are fully vested, except that shares underlying Hartford Premium Stock Units may be forfeited if employment with The Hartford is terminated under certain circumstances before three years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Hartford Stock Units and Hartford Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Hartford Common Stock held by all shareholders of The Hartford. The amounts identified in this column represent the value of the Hartford Premium Stock Units awarded on March 10, 1997 when the closing price of Hartford Common Stock on the NYSE was $39.1875 per share. On December 31, 1998, the values of such Hartford Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Smith, Marra, Ginnetti, and Boyko were $22,396), $30,849, $24,202, and $3,251, respectively, based on the closing price of Hartford Common Stock on the NYSE of $54.875 per share on that date.
(6) Pursuant to The 1997 Hartford Life, Inc. Deferred Restricted Stock Unit Plan, certain executives of the Company elected to forego a certain percentage of 1997 bonus payments that were ultimately awarded in 1998 in exchange for the right to receive shares of Class A Common Stock ("Hartford Life Stock Units"). The number of Hartford Life Stock Units granted to an executive is equal to the amount of the bonus forgone divided by the closing price of Class A Common Stock on the NYSE on the date of grant of the Hartford Life Stock Units. As an incentive for foregoing the percentage of bonus, participating executives were also granted additional Hartford Life Stock Units equal to 10% of the Hartford Life Stock Units ("Hartford Life Premium Stock Units"). Shares of Class A Common Stock underlying Hartford Life Stock Units and Hartford Life Premium Stock Units may not be received until three years from the date of grant but are fully vested, except that shares underlying Hartford Life Premium Stock Units may be forfeited if employment with the Company is terminated under certain circumstances before three years from the date of grant. Dividends are paid (and automatically reinvested) on the shares underlying the Hartford Life Stock Units and Hartford Life Premium Stock Units in the same amount and to the same extent as dividends are paid on shares of Class A Common Stock held by all shareholders of the Company. The amounts identified in this column represent the value of the Hartford Life Premium Stock Units awarded on March 13, 1998 when the closing price of Class A Common Stock on the NYSE was $47.50 per share. On December 31,

     1998, the values of such Hartford Life Premium Stock Units (including those acquired by dividend reinvestment) for Messrs. Marra, Ginnetti, and Boyko were $31,669, $18,697 and $2,770, respectively, based on the closing price of Class A Common Stock on the NYSE of $58.25 per share on that date.
(7) Mr. Ginnetti served as Executive Vice President, Asset Management until January 1, 1999. Upon his departure in January 1999 Mr. Ginnetti became eligible, pursuant to The Hartford's executive compensation plans, to receive an amount equal to two years of salary.
(8)  Represents shares underlying stock options to purchase Class A Common
     Stock granted pursuant to the Company's 1997 Incentive Stock Plan.
(9) Represents shares underlying stock options to purchase Hartford Common Stock granted pursuant to The Hartford 1995 Incentive Stock Plan.
(10) Each of the Named Executives had been granted options to purchase shares of Hartford Common Stock (the "Hartford Options") prior to the Hartford Life IPO. After the Hartford Life IPO, each Named Executive elected to substitute certain of his Hartford Options for options to purchase shares of the Company's Class A Common Stock (the "Substituted Options"). The options identified by this footnote in this column are Substituted
     Options.
(11) In 1996, each of the Named Executives was granted a certain number of performance shares relating to Hartford Common Stock. The grants were contingent upon The Hartford achieving two general performance objectives over a three-year period that ended on December 31, 1998. The performance objectives, and the extent to which a Named Executive was entitled to a payout, are substantially the same as that described below under the heading "1998 Long-Term Incentive Plan Awards." The amounts in this column represent the value of payouts made by The Hartford on February
     15, 1999 in respect of performance shares awarded in 1996.
(12) Amounts shown in this column represent company contributions under The Hartford's Investment and Savings Plan and The Hartford's Excess Savings Plan, which are defined contribution plans. Under these plans, the Company makes a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed three percent (3%) of such employee's salary. The Company also makes a non-matching contribution equal to one-half of one percent ( 1/2 of 1%) of an employee's salary. Company contributions under these plans for 1998 were $24,208, $17,135, $13,125, $8,181 and $8,531 for Messrs. Smith, Marra,
     Ginnetti, Znamierowski and Boyko, respectively. The Company's flexible benefit programs allow for the sale back to the Company of up to one week of vacation time capped at a 1998 limit of $3,077. Amounts of $3,077 are included in this column for Messrs. Smith, Marra, Ginnetti and Boyko. The Company also provides certain group term life insurance coverage to employees, and employees may purchase additional amounts of coverage. For federal tax purposes, income will be imputed to an employee who purchases more than $50,000 of life insurance coverage to the extent that the value of the coverage is greater than the premium paid. For 1998, income in the amounts of $1,896 and $242 were imputed to Messrs. Marra and Znamierowski, respectively, and such amounts are included in this column.
(13) Mr. Boyko's responsibilities also included serving as the Company's Chief Financial Officer and Treasurer through August of 1998.

Stock Options

  Under the 1997 Hartford Life, Inc. Incentive Stock Plan (the "Incentive Stock Plan"), the Compensation and Personnel Committee of the Board of Directors selects key employees to receive various awards, including stock options, stock appreciation rights, shares of restricted Class A Common Stock and performance shares. The table below provides information regarding grants of stock options to the Named Executives during 1998.


                                       Option Grants In Fiscal Year 1998

                                            Individual Grants
                         ---------------------------------------------------------- Potential Realizable Value at
                           Number of                                                Assumed Annual Rates of Stock
                           Securities       % of Total                                   Price Appreciation
                           Underlying     Options Granted                                for Option Term ($)
                            Options       to Employees in Exercise Price Expiration ----------------------------------
          Name           Granted (#)(1)       1998(8)      ($/Share)(9)     Date          5%                10%
          ----           --------------   --------------- -------------- ---------- --------------     ---------------
Lowndes A. Smith........     55,900(2)(3)      4.06            43.94      02/21/08       1,544,517(10)      3,914,677(10)
                             74,047(2)(4)      5.37          41.0625      10/16/08       1,912,449(10)      4,846,191(10)
                             39,000(5)(6)       .91           46.315      02/21/08       1,135,875(11)      2,878,785(11)
                             49,574(5)(7)      1.16            45.50      10/16/08       1,418,312(11)      3,595,106(11)

Thomas M. Marra.........     46,580(2)(3)      3.38            43.94      02/21/08       1,287,005(10)      3,261,997(10)
                             69,110(2)(4)      5.02          41.0625      10/16/08       1,784,939(10)      4,523,077(10)

John P. Ginnetti........     15,130(2)(3)      1.10            43.94      02/21/08         418,042(10)      1,059,554(10)

David M. Znamierowski...     10,700             .78            43.94      02/21/08         295,641(10)        749,321(10)
                             11,340             .82          41.0625      10/16/08         292,884(10)        742,175(10)

Gregory A. Boyko........     10,240(2)(3)       .74            43.94      02/21/08         282,931(10)        717,107(10)
                              9,861             .72          41.0625      10/16/08         254,685(10)        645,378(10)
                                294             .02            51.13      04/05/08           9,455(12)         23,958(12)

--------
(1) The exercisability, payment or vesting of options shown in the table related to Hartford Common Stock and Class A Common Stock may be accelerated upon the occurrence of a change of control (as defined in The Hartford 1995 Incentive Stock Plan or the Company's 1997 Hartford Life Incentive Stock Plan) of The Hartford or the Company, respectively.
(2) Represents shares of Class A Common Stock underlying stock options granted pursuant to the Company's 1997 Incentive Stock Plan.
(3) The options granted to Messrs. Smith, Marra, Ginnetti and Boyko on February 19, 1998 became fully exercisable on July 13, 1998, when the closing price of Class A Common Stock on the NYSE had been $54.925 per share or more for at least ten consecutive trading days.
(4) The options granted to Messrs. Smith and Marra on October 14, 1998 became fully exercisable on December 1, 1998, when the closing price of Class A Common Stock on the NYSE had been $51.3281 per share or more for at least ten consecutive trading days.
(5) Represents shares of Hartford Common Stock underlying stock options granted to Mr. Smith pursuant to The Hartford 1995 Incentive Stock Plan.
(6) The option, granted at an exercise price of $46.315, became fully exercisable on July 17, 1998, when the closing price of Hartford Common Stock on the NYSE had been $57.8938 per share or more for at least ten consecutive trading days.
(7) The options granted to Mr. Smith become exercisable upon the earlier of:
    (i) seven years from the date of grant, or (ii) the date on which the closing price of the Hartford Common Stock on the NYSE is 125% or more of the option grant price for at least ten consecutive trading days.
(8) For options to purchase shares of Class A Common Stock, percentages indicated are based on options to purchase a total of 1,377,639 shares of Class A Common Stock granted to 534 employees of the Company during 1998. For options to purchase shares of Hartford Common Stock, percentages are based on options to purchase a total of 4,265,474 shares of Hartford Common Stock granted to 2,604 employees of The Hartford during 1998.

(9) Stock options granted by the Company were granted at exercise prices that were 100% of the fair market value of the Class A Common Stock on the date of grant, or as otherwise determined pursuant to the formula applied to Substituted Options, and stock options granted by The Hartford were granted at exercise prices that were 100% of the fair market value of Hartford Common Stock on the date of grant.
(10) At the end of the term of the options granted on February 19, 1998, the projected price of a share of the Class A Common Stock would be $71.57 and $113.97 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the options granted on October
     14, 1998, the projected price of a share of the Class A Common Stock would be $66.89 and $106.51 at assumed annual appreciation rates of 5% and 10%, respectively.
(11) At the end of the term of the option granted to Mr. Smith on February 19, 1998, the projected price of a share of Hartford Common Stock would be $75.44 and $120.13 at assumed annual appreciation rates of 5% and 10%, respectively. At the end of the term of the option granted to Mr. Smith on October 14, 1998, the projected price of a share of Hartford Common Stock would be $74.11 and $118.02 at assumed annual appreciation rates of 5% and 10%, respectively.
(12) At the end of the term of the option granted on April 3, 1998 to Mr. Boyko, the projected price of a share of Class A Common Stock would be $83.29 and $132.62 at assumed annual appreciation rates of 5% and 10%, respectively.

             1998 Option Exercises and 1998 Year-End Option Values

  The following table provides information on stock options that were exercised, if any, and the value of unexercised stock options held at December 31, 1998 by the Named Executives:

                                         Aggregated Option Exercises in Last Fiscal Year
                                                and Fiscal Year-End Option Values
                         -------------------------------------------------------------------------------------
                                                         Number of Securities
                                                        Underlying Unexercised      Value of Unexercised
                            Shares                         Options at Fiscal      In-the-Money Options Held
                           Acquired                          Year-End (#)          at Fiscal Year-End ($)
                              on            Value      -------------------------- ----------------------------
          Name           Exercise (#)  Realized ($)(2) Exercisable  Unexercisable Exercisable    Unexercisable
          ----           ------------  --------------- -----------  ------------- -----------    -------------
Lowndes A. Smith........       --               --       195,622(3)        --      3,853,061(4)          --
                           100,000(1)     3,832,095      439,168(1)    249,574(1) 13,568,056(5)    2,545,756(5)

Thomas M. Marra.........       --               --       144,880(3)        --      2,645,729(4)          --
                               --               --       138,080(1)     85,866(1)  4,843,217(5)    1,094,131(5)

John P. Ginnetti........       --               --        33,374(3)        --        711,105(4)          --
                               --               --       109,168(1)     67,666(1)  3,934,273(5)      845,656(5)

David M. Znamierowski...       --               --         2,012(3)     26,064(3)     54,545(4)      457,114(4)
                             1,244(1)        37,184          --            622(1)        --           17,766(5)

Gregory A. Boyko........       --               --        23,375(3)     10,155(3)    439,056(4)      171,579(4)
                               --               --         3,300(1)        --         95,288(5)          --

--------
(1) Represents shares of Hartford Common Stock.
(2) Value realized upon the exercise of an option represents the difference between the fair market value of the stock on the date of exercise and the exercise price of the option.
(3) Represents shares of Class A Common Stock.
(4) Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE closing price of $58.25 of the Class A Common Stock on December 31, 1998.
(5) Values of "in-the-money" options to purchase shares of Hartford Common Stock are calculated by subtracting the exercise price per share of the options from the per share NYSE closing price of Hartford Common Stock of $54.875 on December 31, 1998.

1998 Long-Term Incentive Plan Awards

  On February 19, 1998, the Compensation and Personnel Committee of the Board made awards of performance shares to certain key employees of the Company, including the Named Executives. The awards are contingent upon the Company achieving certain performance objectives described below. To the extent that the performance objectives are achieved, cash and shares of Class A Common Stock will be granted to each key employee pursuant to the performance share provisions of the Incentive Stock Plan. These performance shares awarded to key employees of the Company will not be subject to cancellation and substitution, but rather will become payable after the performance period to the extent described below. In addition, Mr. Smith was awarded performance shares of Hartford Common Stock as described in note 2 following the table below.

  Under the terms of the awards, there are two equally weighted performance objectives measured over the 1998-2000 three-year performance period: core earnings per share of the Company ("Core Earnings") and total shareholder return ("TSR"). Core Earnings is defined as the Company's net income minus:
(i) net realized capital gains or losses, except for items related to certain discontinued business; (ii) income or losses due to changes in methods of accounting; (iii) the amount of any individual non-catastrophe loss associated with any non-recurring charge that exceeds $100 million; and (iv) the income or loss associated with allocations resulting from the liability sharing agreement entered into in connection with the ITT Spin-Off. TSR is measured by the difference between the price of the Class A Common Stock at the beginning of the 1998-2000 performance period and the price at the end of the performance period (assuming the reinvestment of dividends paid), compared with the TSR of the stock of a group of peer insurance companies.

  The Compensation and Personnel Committee established a target Core Earnings and a TSR to be achieved in connection with the awards. If the target is achieved, a key employee will receive 100% of the performance shares awarded (payment anticipated to be made one-half in cash and one-half in Class A Common Stock). The Compensation and Personnel Committee also established a threshold (minimum) Core Earnings and TSR to be achieved. If the threshold amounts are not achieved, the key employees will not receive any of the performance shares awarded. If the Core Earnings and TSR achieved exceeds the thresholds but falls below the targets, the key employees will receive awards adjusted downward by interpolation to reflect falling short of the targets. If the targets are exceeded, the key employees will receive awards adjusted upward by interpolation subject to a cap established by the Compensation and Personnel Committee.

  The following table provides information on these long-term performance share awards made to the Named Executives during 1998:

                          Awards of Performance          Estimated Future Payouts
                          Shares in Last Fiscal              Under Non-Stock
                                   Year                  Price-Based Plans (#)(1)
                         ------------------------- ------------------------------------
                                      Period Until
          Name           # of Shares   Payout(1)   Threshold (#) Target (#) Maximum (#)
          ----           -----------  ------------ ------------- ---------- -----------
Lowndes A. Smith........   14,710       3 years        7,355       14,710     29,420
                            9,220(2)    3 years        4,610        9,220     18,440
Thomas M. Marra.........   12,250       3 years        6,125       12,250     24,500
John P. Ginnetti........    3,980       3 years        1,990        3,980      7,960
David M. Znamierowski...    3,100       3 years        1,550        3,100      6,200
Gregory A. Boyko........    2,690       3 years        1,345        2,690      5,380

--------
(1) Each of the Named Executives was granted the number of performance shares relating to the Class A Common Stock set forth above. The grants are contingent upon the Company achieving two general performance objectives over a three-year period ending on December 31, 2000. The performance objectives and the extent to which a Named Executive may be entitled to a future payout are described above. The threshold, target and maximum number of shares that may be awarded as set forth in the table above are based on the Company equally achieving 75%, 100% and 150% or more, respectively, of each of the two performance objectives.
(2) Represents a performance share grant to Mr. Smith relating to Hartford Common Stock pursuant to the performance share provisions of The Hartford 1995 Incentive Stock Plan. The terms of The Hartford performance share grant are substantially the same as those described above for Company performance share grants except for certain differences in the Core Earnings factor and the TSR performance objective.

The Hartford Retirement Program

  The Hartford Fire Insurance Company Retirement Plan (the "Retirement Plan") is a defined benefit plan that covers substantially all eligible U.S. salaried employees of The Hartford and its subsidiaries, including the Company and its subsidiaries. An employee's annual pension will equal two percent of his or her average final compensation for each of the first thirty years of benefit service, reduced by one and two-thirds percent of the employee's primary Social Security benefit for each year of benefit service to a maximum of thirty years; provided that no more than one-half of an employee's primary Social Security benefit is used for such reduction. An employee's average final compensation is defined under the Retirement Plan as the total of (i) an employee's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus (ii) an employee's average annual compensation not including base salary for the five calendar years of his or her last 120 consecutive calendar months of eligibility service affording the highest such average. The Retirement Plan also provides for undiscounted early retirement pensions for employees who retire at or after age sixty following completion of fifteen years of eligibility service. An employee will be vested in benefits accrued under the Retirement Plan upon completion of five years of eligibility service.

  Applicable Federal law limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. Therefore, the Hartford Fire Insurance Company has a non-qualified unfunded retirement plan (the "Hartford Excess Benefit Plan") for payment of those benefits at retirement that cannot be paid from the qualified Retirement Plan. Such plan also covers eligible employees of The Hartford and its subsidiaries, including the Company and its subsidiaries. The practical effect of the Hartford Excess Benefit Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Hartford Fire also maintains an excess plan trust under which excess benefits under the Hartford Excess Benefit Plan for certain officers of the Company are funded. Any such employee may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump sum payment. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Hartford Excess Benefit Plan).

  Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Plan at retirement at age 65 that are paid for by the Company.

                              Pension Plan Table

  Average                           Years of service
   Final      ------------------------------------------------------------
Compensation     5        10       15         20         25         30
------------  -------- -------- --------- ---------- ---------- ----------
 $  400,000   $ 40,000 $ 80,000 $ 120,000 $  160,000 $  200,000 $  240,000
    500,000     50,000  100,000   150,000    200,000    250,000    300,000
    750,000     75,000  150,000   225,000    300,000    375,000    450,000
  1,000,000    100,000  200,000   300,000    400,000    500,000    600,000
  1,500,000    150,000  300,000   450,000    600,000    750,000    900,000
  2,000,000    200,000  400,000   600,000    800,000  1,000,000  1,200,000
  2,500,000    250,000  500,000   750,000  1,000,000  1,250,000  1,500,000
  3,000,000    300,000  600,000   900,000  1,200,000  1,500,000  1,800,000

  The amounts shown under "Salary" and "Bonus" opposite the names of the Named Executives in the Summary Compensation Table comprise the compensation that is used for purposes of determining "average final compensation" under the Retirement Plan. The years of service with the Company of each of the Named Executives for eligibility and benefits purposes as of December 31, 1998, were as follows: Lowndes A. Smith, 30.00 years; Thomas M. Marra, 18.58 years; John
P. Ginnetti, 16.50 years; David M. Znamierowski, 2.67 years; and Gregory A. Boyko, 3.08 years. Although Mr. Smith has 30.75 years of service, a maximum of 30 years of service may be considered when determining benefits under the Retirement Plan.

Employment Agreement and Severance Plans

  Lowndes A. Smith has an employment agreement with the Company and The Hartford pursuant to which he is employed as President and Chief Executive Officer of the Company and Vice Chairman of The Hartford (the "Employment Agreement"). The initial term of the Employment Agreement began on July 1, 1997 and continues for three years, unless terminated earlier in accordance with the agreement. However, when the original term of the Employment Agreement or any renewal term ends, the Employment Agreement will be automatically extended for successive one-year periods unless either party gives the other its written notice of its intention not to renew the Employment Agreement at least fifteen months prior to any renewal date. In addition, upon the occurrence of a change of control (as defined in the Employment Agreement) of the Company, or of The Hartford, the terms of the Employment Agreement will be automatically extended for three years after the change of control occurs.

  The Employment Agreement provides, among other things, for an annual base salary for Mr. Smith as determined from time to time by the Board of Directors, and his participation in the Company's and/or The Hartford's benefit plans and awards under executive incentive bonus and other programs. Mr. Smith's current annual base salary is $700,000. In addition, Mr. Smith is entitled to certain payments and benefits if his employment terminates for certain reasons, including a termination without "cause" (as defined in the Employment Agreement). If a termination without cause occurs, Mr. Smith is entitled to a severance payment equal to two times (a) his base salary, and
(b) a target bonus amount, each for the year in which the termination occurs, and the vesting of stock options and restricted stock awards. In addition, if a change in control (as defined in the Employment Agreements) of the Company or The Hartford occurs and Mr. Smith's employment is terminated for certain reasons within certain time periods (generally, within three years after a change of control), then he is entitled to receive certain payments and benefits. Specifically, if after a change of control, Mr. Smith's employment is terminated without cause, or he voluntarily terminates his employment for any reason within six months following a change in control, or voluntarily terminates his employment for "good reason" (as defined in the Employment Agreement) within the remaining two years and six months following a change in control, then he is generally entitled to receive (i) a severance payment equal to three times the sum of his base salary then in effect and his target bonus for the year, and (ii) certain other benefits, including those that would otherwise be payable under the Company's and/or The Hartford's various employee benefit plans. While Mr. Smith is employed, and for one year after any voluntary termination of his employment (other than after a change of control), he is subject to a noncompetition agreement in favor of the Company.

  In addition, Thomas M. Marra has an agreement with the Company that entitles him to certain benefits upon a "change of control" of the Company or The Hartford (as defined in such agreements). The agreement, dated October 1, 1997, provides, among other things, that the Company shall employ the executive for three years (the "Employment Period") after a "change of control" of the Company or The Hartford occurs, if the executive was employed on the date the change of control occurs. During the Employment Period, the executive is entitled to (i) a base salary of not less than his base salary in effect prior to a change of control or potential change of control, and such salary may be increased from time to time; (ii) an opportunity to earn an annual bonus in accordance with the Company's bonus policies; and (iii) participate in Long-Term compensation programs and stock incentive plans, and to receive the benefits under the Company's and/or The Hartford's various benefit programs. If the executive's employment terminates during the Employment Period for certain specified reasons, including termination for "cause," "without cause," for "good reason," voluntarily or due to retirement, death or disability (all as defined in such agreement), then the executive is entitled to certain payments and/or benefits, depending on the reason for termination. Specifically, if the executive's employment is terminated without cause, or he terminates his employment for good reason, he is entitled to receive, among other things, (i) a lump sum severance payment equal to two times his base salary and target bonus in effect in the year in which his employment terminated, and (ii) certain other benefits, including those that would otherwise be payable under the Company's and/or The Hartford's various benefit plans.

  On October 15, 1998 and February 1, 1999, amended and restated versions of The Hartford's Senior Executive Severance Pay Plan (the "Senior Executive Plan") and Executive Severance Pay Plan (the "Executive

Plan"), respectively, became effective (collectively, the "Severance Plans"). The Severance Plans, each of which covers executive employees at certain levels of The Hartford and the Company, provide generally for the payment of amounts to such executives upon termination of their employment, unless such termination is initiated by the executive, is due to certain misconduct or disciplinary action, is in connection with certain other specified circumstances, or results from the executive's retirement, death or disability. The Senior Executive Plan and the Executive Plan provide for payments of amounts up to a maximum of two years and one year, respectively, of the qualifying executive's salary depending primarily on such executive's years of service (as defined in the Severance Plans). While receiving periodic payments pursuant to these Severance Plans, the executive is generally eligible to continue participating in certain of the Company's and/or The Hartford's employee benefit plans, subject, however, to the specific provisions in the respective benefit plans.

  Employees, like Mr. Marra, who are covered by the Senior Executive Plan have separate agreements that entitle them to certain benefits upon a "change of control" (see description of such agreements above). The Executive Plan contains "change of control" provisions that provide for the payment of incrementally increased amounts to executives covered by such plan if, within three years following the "change of control," the executive is involuntarily terminated for reasons other than "cause" or due to death or Disability (all as defined in such plan). An executive covered by these provisions is generally entitled to receive a lump sum severance payment in an amount that depends primarily on the executive's years of service, but is subject to an aggregate maximum of one and one-half year of such executive's salary. Other benefits due to the executive in these circumstances are governed by the Company's and/or The Hartford's various benefit plans. Messrs. Znamierowski and Boyko are covered by the Executive Plan.

                    PERFORMANCE OF THE CLASS A COMMON STOCK

  The graph below compares the yearly percentage change in cumulative shareholder return on the Class A Common Stock for the period from May 22, 1997 through December 31, 1998 with (i) the cumulative total return of the Standard & Poor's 500 Index(R) and (ii) the Merrill Lynch Life Index(R). The figures presented below assume the reinvestment of all dividends into shares of Class A Common Stock on any given dividend payment date and that $100 was invested in Class A Common Stock, in the Standard & Poor's 500 Index(R), and in the Merrill Lynch Life Index(R). Class A Common Stock performance information is provided only since May 22, 1997, the date the Hartford Life IPO was completed, the Company became a public company and trading of the Class A Common Stock on the NYSE began.

[MAC CHART TO APPEAR HERE]

               STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                           AND CERTAIN SHAREHOLDERS

Directors and Executive Officers

  The following table sets forth as of February 26, 1999 the number of shares of Class A Common Stock beneficially owned by each director and nominee for election as a director, by each of the Named Executives, and by the directors and all executive officers as a group:

                                                                Amount and
      Name of                                              Nature of Beneficial
  Beneficial Owner                                           Ownership(1)(2)
  ----------------                                         --------------------
Ramani Ayer...............................................        10,000
Gregory A. Boyko..........................................        30,061
Gail Deegan...............................................         1,078
Donald R. Frahm...........................................         7,020
John P. Ginnetti..........................................        46,087
Paul G. Kirk, Jr. ........................................         3,053
Thomas M. Marra...........................................       268,998
Robert E. Patricelli......................................         1,729
Robert W. Selander........................................         1,000
Lowndes A. Smith..........................................       271,590
H. Patrick Swygert........................................         2,031
DeRoy C. Thomas...........................................        11,020
Gordon I. Ulmer...........................................         4,020
David M. Znamierowski.....................................         9,320
David K. Zwiener..........................................         4,000
All directors and executive officers as a group (20
 persons).................................................       733,988

--------
(1) All shares of Class A Common Stock are owned directly except as otherwise indicated below. Pursuant to regulations of the SEC, shares (i) that may be acquired by directors and executive officers upon exercise of stock options exercisable within sixty days after February 26, 1999, (ii) that have been allocated to the accounts of certain directors and executive officers under The Hartford's Investment and Savings Plan based on a valuation of plan accounts as of February 26, 1999, (iii) that have been acquired by directors and executive officers under the Company's Dividend Reinvestment and Cash Payment Plan through February 26, 1999, (iv) that are owned by a director's or executive officer's spouse or minor child, or
    (v) that have been granted under the Company's Incentive Stock Plan or the Non-Employee Directors Restricted Stock Plan and are restricted, but as to which the directors or executive officers have the right to vote, are deemed to be beneficially owned by such directors and executive officers as of such date and are included in the number of shares of Class A Common Stock listed in the table above.

  Of the number of shares of Class A Common Stock shown above, the following represent shares that may be acquired upon exercise of stock options that are exercisable within sixty days after February 26, 1999 by: Mr. Smith, 241,517 shares; Mr. Marra, 218,822 shares; Mr. Ginnetti, 33,374 shares; Mr. Znamierowski, 7,591 shares; Mr. Boyko, 23,473 shares; and all present directors and executive officers as a group, 574,341 shares.
(2) The shares of Class A Common Stock beneficially owned by each person named above, except Mr. Smith and Mr. Marra and the group of directors and executive officers as a whole, do not exceed one percent of the outstanding shares of Class A Common Stock. The shares beneficially owned by Mr. Smith, Mr. Marra and the group of directors and executive officers as a whole represent 1.04%, 1.03%, and 2.77%, respectively, of the outstanding shares of Class A Common Stock.

Certain Shareholders

  The following table sets forth those persons known to the Company as of February 26, 1999 to be the beneficial owners of more than five percent of each class of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the SEC, and in some cases, information provided by such owners.

                                                                        Amount
                                                                      and Nature
                                                                     of Beneficial   Percent of
     Title of Class         Name and Address of Beneficial Owner       Ownership       Class
     --------------         ------------------------------------     -------------   ----------
Class A Common Stock.... John Hancock Mutual Life Insurance Company     1,680,705(1)    6.5%(2)
                         John Hancock Place
                         P.O. Box 111
                         Boston, MA 02117

Class A Common Stock.... Goldman, Sachs & Co. and                       1,463,345(3)    5.6%(2)
                         The Goldman Sachs Group, L.P.
                         85 Broad Street
                         New York, NY 10004

Class B Common Stock.... The Hartford Financial Services Group, Inc.  114,000,000(4)    100%
                         690 Asylum Avenue
                         Hartford, CT 06115

--------
(1) Based on Schedule 13G filed with the SEC dated February 8, 1999. The
    Schedule 13G reported that (a) John Hancock Mutual Life Insurance Company owns no shares beneficially of Class A Common Stock except through its indirect, wholly-owned subsidiaries, Independence Investment Associates, Inc. and John Hancock Advisers, Inc. and (b) John Hancock Subsidiaries, Inc. has sole voting and dispositive power with respect to 1,680,705 shares of Class A Common Stock, including 1,394,500 through its direct, wholly-owned subsidiary, Independence Investment Associates, Inc. and 286,205 through its indirect, wholly-owned subsidiary, John Hancock Advisers, Inc.
(2) Calculated on the basis of the number of shares of Class A Common Stock outstanding as of February 26, 1999.
(3) Based on Schedule 13G filed with the SEC dated February 14, 1999. The
    Schedule 13G reported that Goldman, Sachs & Co. and The Goldman Sachs Group, L.P. share voting power with respect to 1,402,345 shares of Class A Common Stock and share dispositive power with respect to 1,463,345 shares of Class A Common Stock.
(4) The shares of Class B Common Stock are held of record by Hartford A&I. The 114,000,000 shares of Class B Common Stock represent approximately 95.6% of the combined voting power of all shares of the Class A Common Stock and Class B Common Stock outstanding as of February 26, 1999. Each share of Class B Common Stock may, at the option of the holder thereof, be converted into one share of Class A Common Stock, subject to certain limitations set forth in the Company's restated certificate of incorporation.

                    CERTAIN RELATIONSHIPS WITH THE HARTFORD

Intercompany Arrangements

  On May 22, 1997, the Company completed the Hartford Life IPO and became a public company that is majority-owned by The Hartford. The Hartford owns all of the outstanding shares of Class B Common Stock of the Company, representing approximately 81.4% of the total equity interest in the Company, and approximately 95.6% of the combined voting power of the outstanding Class A and Class B Common Stock.

  In connection with the Hartford Life IPO, The Hartford and the Company entered into various agreements including a master intercompany agreement, an investment management agreement, a tax sharing agreement and a sublease, the general terms of which are summarized below. The agreements are intended to generally maintain the relationship between The Hartford and the Company in a manner consistent in all material respects with past practice prior to the Hartford Life IPO. The descriptions set forth below are intended to be summaries and are qualified in their entirety by reference to the relevant agreement or form thereof filed with the SEC in connection with the Hartford Life IPO.

Master Intercompany Agreement

  Services. The Hartford and the Company entered into a master intercompany agreement (the "Master Intercompany Agreement"), which provides for those services that The Hartford provides to the Company and that the Company provides to The Hartford. The costs of such services are allocated according to established methodologies determined on an annual basis by The Hartford. These services include, among others, certain corporate relations, executive, government affairs, human resources, legal, investment, finance, real estate, information management, internal audit, cash management, tax and treasury services.

  Approval of Corporate Activities. The Master Intercompany Agreement requires that prior to the date on which The Hartford ceases to beneficially own 50% or more of the combined voting power of the Company's Class A and Class B common stock, neither the Company nor any of its subsidiaries may undertake or agree to undertake certain fundamental corporate actions without the prior written consent of The Hartford. Such actions include material mergers or consolidations or other acquisitions, and certain other transactions.

  Registration Rights. The Master Intercompany Agreement also provides that, upon the request of The Hartford, the Company will use its best efforts to effect the registration for sale under the applicable federal and state securities laws of any of the shares of the Company's Common Stock beneficially owned by The Hartford, subject to certain limitations. The Hartford also has the right, subject to certain limitations, to "piggy back registration" to include shares of the Company's Common Stock beneficially owned by The Hartford in certain other registrations of such securities initiated by the Company on its own behalf or on behalf of its other stockholders. The Company is, subject to the provisions of the Master Intercompany Agreement, generally obligated to pay all out-of-pocket costs and expenses in connection with each such registration that The Hartford requests or in which The Hartford participates.

  Indemnification. The Master Intercompany Agreement further provides for the assumption of liabilities and cross-indemnities allocating liability in respect of the Company's businesses to the Company and in respect of The Hartford's businesses (other than the businesses of the Company and its subsidiaries) to The Hartford. In addition, for those liabilities not specifically arising out of or allocable to either of their respective former or present businesses, the parties will share such liabilities, allocating 30% of the cost of such liabilities to the Company and 70% of the cost of such liabilities to The Hartford. In addition, the Company is responsible for 30% of certain shared liabilities under certain agreements executed in connection with the ITT Spin-Off and for which The Hartford has responsibility thereunder, including tax sharing liabilities.

  License and Sublicense. Hartford Fire Insurance Company, a principal subsidiary of The Hartford ("Hartford Fire"), granted to the Company (i) a license to use the "Hartford" name, the "Stag" logo and certain other trademarks and service marks, and (ii) a personal, non-transferable sublicense to use the "ITT" name and marks, including the logo, owned by ITT Sheraton Corporation which was previously licensed to Hartford Fire under a license agreement entered into in connection with the ITT Spin-Off, each such license is subject to customary usage restrictions. Subject to certain limitations, each of the licenses is perpetual, except that if The Hartford reduces its beneficial ownership below 50% of the combined voting power of the outstanding voting stock of the Company, Hartford Fire may revoke its license to the Company upon the later of the fifth anniversary of the date of consummation of the Hartford Life IPO or one year after receipt by the Company of written notice of Hartford Fire's intention to revoke the license.

Tax Sharing Agreement and Tax Consolidation

  The Hartford and the Company entered into a tax sharing agreement (the "Tax Sharing Agreement") pursuant to which they agreed to allocate federal, state and local tax liabilities between them. So long as The Hartford continues to beneficially own, directly or indirectly, at least 80% of the combined voting power and the value of the outstanding capital stock of the Company, the Company will be included for federal income tax purposes in the consolidated group of which The Hartford is the common parent. However, under the Tax Sharing Agreement, The Hartford and the Company make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, generally will be determined as though the Company were to file separate federal, state and local income tax returns. With respect to certain tax items, however, such as foreign tax credits, alternative minimum tax credits, net operating losses and net capital losses, the Company's right to reimbursement will be determined based on the usage of such credits or losses by the consolidated group.

Investment Management Agreements

  The Hartford and the Company also entered into investment management agreements (the "Investment Management Agreements"). These agreements provide that the investment staff of The Hartford will implement (e.g., selection, purchase and sale of securities) the investment strategies determined by the investment strategy group of the Company and act as advisor to certain of the Company's non-guaranteed separate accounts and mutual funds. The Investment Management Agreements also provide that the Company pays a fee designed to reflect the actual costs of providing such services. The Company paid $21,251,000 in fees in 1998.

Simsbury Sublease

  The Company's headquarters, located in Simsbury, Connecticut, is currently leased from a third party by Hartford Fire pursuant to a sale-leaseback arrangement. After the Hartford Life IPO, the Company subleased from Hartford Fire the right to use the headquarters building pursuant to a sublease agreement. Hartford Fire retained the right to purchase the facility and the renewal option in respect of the sale-leaseback arrangement. In addition, a subsidiary of The Hartford owns the land underlying and surrounding the headquarters building. The sublease expires on January 1, 2010. Rental payments are fixed (but not level) over the term of the lease. In 1998, the Company paid rent of $12 million, and it is anticipated that it will pay rent of $12 million in 1999, $21 million in each of 2000, 2001 and 2002, respectively, and $152 million thereafter in the aggregate over the remaining term of the sublease.

                                    ITEM 2

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  In accordance with the recommendation of the Audit Committee, the Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999. Although shareholders' ratification of this appointment is not required, the Board requests ratification by the shareholders. If the shareholders do not ratify the appointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board of Directors.

  Arthur Andersen LLP has served as independent auditors of The Hartford and its subsidiaries, including the Company, for many years, and Arthur Andersen LLP's long-term knowledge of the Company has enabled Arthur Andersen LLP to carry out its audits with effectiveness and efficiency. Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

                        REQUIRED VOTES OF SHAREHOLDERS

  The presence in person or by proxy of shareholders entitled to cast a majority of votes will constitute a quorum for the transaction of business at the Annual Meeting. The nominees for election as directors receiving the greatest number of votes, up to the number of directors to be elected, shall be elected directors. Approval of the ratification of the appointment of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of the total voting power of shares of Common Stock present in person or represented by proxy. Abstentions will be included in the computation of the voting power of shares that are present for purposes of determining the presence of a quorum but will not be counted as votes cast on items submitted for a vote of shareholders. Accordingly, abstentions will have the same effect as a negative vote. If shares are held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion on certain matters. Thus, if a broker or nominee is not given specific instructions on those matters, those shares may not be voted on those matters, will not be counted in determining the number of shares necessary for approval of such matters, and will have no effect on the outcome of the vote. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

  One or more persons will be appointed to act as the inspector of election at the Annual Meeting. The bylaws of the Company provide that shareholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. Among other duties, the inspector of election will certify as to compliance with such confidentiality provisions.

  Hartford A&I owns all outstanding shares of Class B Common Stock representing approximately 95.6% of the total voting power of both classes of Common Stock. As such, the affirmative vote of the shares of Class B Common Stock held by Hartford A&I is sufficient to elect the nominees named herein to the Board of Directors and to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. The Company has been advised that Hartford A&I intends to vote all the shares of Class B Common Stock for the election of the nominees as directors and for the ratification of Arthur Andersen LLP as independent auditors.

                           PROPOSALS OF SHAREHOLDERS

  Proposals submitted by shareholders for inclusion in next year's Proxy Statement must be received by the Company no later than the close of business on December 6, 1999. Any proposal received after that date will not be included in the Company's proxy materials. No proposal may be presented at the 2000 Annual Meeting unless the Company receives notice of the proposal by no later than March 10, 2000. Address your proposals to Amy Gallent, Vice President and Corporate Secretary, 690 Asylum Avenue, Hartford, CT 06115. All proposals must comply with certain requirements set forth in the Company's bylaws. A copy of the bylaws may be obtained from the Secretary of the Company. In addition, proposals for inclusion in the Proxy Statement must comply with all of the requirements of SEC Rule 14a-8 under the Securities Exchange Act of 1934.

                               OTHER INFORMATION

  As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

  Present and former officers, directors and other employees of the Company may solicit proxies by telephone, telegram or mail, or by meetings with shareholders or their representatives. The Company will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. The Company has engaged Georgeson & Company, Inc. to solicit proxies for the Annual Meeting for a fee of $7,500, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by the Company.

  A copy of the Company's Annual Report to Shareholders for 1998 is either being sent with this Proxy Statement or was sent previously. If, upon receiving this Proxy Statement, you have not received the Annual Report to Shareholders, please write to the Corporate Secretary at the address below to request a copy. In addition, a copy of the Company's annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 1998, as filed with the SEC, is available without charge upon request to the Company's Investor Relations Department, P.O. Box 2999, Hartford, CT 06104-2999, or by calling (888) 322-8454.

                                          By Order of the Board of Directors.

                                          /s/ AMY GALLENT
                                          Amy Gallent
                                          Vice President and Corporate
                                           Secretary

Dated: March 31, 1999

  SHAREHOLDERS ARE URGED TO VOTE BY PROXY WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS REVOKE HIS OR HER PROXY AND VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                              Hartford Life, Inc.
                      1999 Annual Meeting of Shareholders

                           May 20, 1999 at 1:00 p.m.


                            The Wadsworth Atheneum
                                600 Main Street
                             Hartford, Connecticut



________________________________________________________________________________

ITEM 1: Election of Directors

     FOR all nominees         WITHHOLD AUTHORITY                           *Exceptions
     listed below       [_]   to vote for all nominees listed below [_]          [_]

Director Nominees: Gail Deegan, Lowndes A. Smith, Robert W. Selander.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provide below.)

*Exceptions:____________________________________________________________________

ITEM 2. Ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

     FOR   [_]          AGAINST   [_]          ABSTAIN   [_]

                                            MARK THIS BOX IF YOU PLAN     [_]
                                            TO ATTEND THE ANNUAL MEETING

                                            ADDRESS CHANGE AND/OR         [_]
                                            COMMENTS MARK HERE

                                       Note: Please add your title if you are
                                       signing for a corporation or other
                                       business entity, or as attorney,
                                       administrator, executor, guardian,
                                       trustee or in any other representative
                                       capacity.

                                       Date:______________________________,1999

                                            ___________________________________
                                                          Signature

                                            ___________________________________
                                                            Title
(Unless you are voting by telephone or internet, please sign, date and return this proxy card in the enclosed envelope.)

                                       Votes MUST be indicated (X) in black or
                                       blue ink.

                        VOTE BY TELEPHONE AND INTERNET
                         24 HOURS A DAY, 7 DAYS A WEEK


                                   TELEPHONE
                                1-800-574-7149

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the simple directions.


                                   INTERNET
                       http://proxy.shareholder.com/hli

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create an electronic ballot.


                                     MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card.

                                            ------------------------------------
                                            If you have submitted your proxy by
                                            telephone or the Internet there is
                                            no need for you to mail back your
                                            proxy.
                                            ------------------------------------

                                            ------------------------------------
                                                      _________________
                                                       CONTROL NUMBER
                                                   FOR TELEPHONE/INTERNET
                                                           VOTING
                                            ------------------------------------


CALL TOLL-FREE TO VOTE. IT'S FAST AND CONVENIENT
                 800-574-7149

                     DETACH PROXY CARD HERE IF YOU ARE NOT
                        VOTING BY TELEPHONE OR INTERNET
--------------------------------------------------------------------------------

                              HARTFORD LIFE, INC.
                                     PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Amy Gallent, Lynda Godkin, Michael O'Halloran and Michael S. Wilder, and each of them, as proxies of the undersigned, each with power to appoint his or her substitute, and hereby authorizes each or any of them to vote, as designated on the reverse side of this proxy, all shares of the Class A Common Stock of Hartford Life, Inc. (the "Company"), including all shares held in the Company's Dividend Reinvestment and Cash Payment Plan, the Company's Employee Stock Purchase Plan, the Company's Deferred Restricted Stock Unit Plan, and The Hartford Investment and Savings Plan which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 1:00 P.M. on May 20, 1999 at The Wadsworth Atheneum, 600 Main Street, Hartford, Connecticut, and at any adjournments or postponements thereof, and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

     Please specify your choices by marking the appropriate boxes on the reverse side of this Proxy. The shares represented by this Proxy will be voted as you designate on the reverse side. If no designation is made, the shares will be voted for the election as directors of the nominees named in Item 1 and for
Item 2. The shares of Class A Common Stock represented by this Proxy cannot be voted unless you sign and return this Proxy or vote by telephone or internet.

(Continued, and to be signed and dated, on the reverse side.)


                                            HARTFORD LIFE, INC.
                                            P.O. BOX 11007
                                            NEW YORK, N.Y. 10203-0123